Exhibit 21

SUBSIDIARIES OF CONTINENTAL RESOURCES, INC.

20 Broadway Associates LLC, an Oklahoma limited liability company
Banner Pipeline Company, L.L.C., an Oklahoma limited liability company
CLR Asset Holdings, LLC, an Oklahoma limited liability company
Flintlock Energy, Inc., a British Columbia corporation
SFPG, LLC, an Oklahoma limited liability company*
The Mineral Resources Company, an Oklahoma corporation
The Mineral Resources Company II, LLC, a Delaware limited liability company*

* Ownership is less than 100%.